EXHIBIT 99.2

NEWS RELEASE
Texas Rare Earth Resources Corp., 304 Inverness Way South, Suite 365, Englewood, CO  80112
For more information contact:
Nadine Wakely Director, Investor Relations
Phone: 303.597.8737
Email: nwakely@trer.com

Texas Rare Earth Resources Provides Fiscal Year 2012
First Quarter Project Review

●	Drilling activity progressing with two rigs in operation; Contracting for core drill rig

●	Metallurgical characterization advancing

●	Preliminary Economic Assessment completion targeted for early Q2 2012

DENVER, CO, and SIERRA BLANCA, TX, January 17, 2012 -- Texas Rare Earth Resources Corp. (the “Company”) (OTCQB: TRER), a mineral exploration and development company, today provided an update on its heavy rare earth project at Round Top Mountain in Texas and a review of its financial statements for the first quarter of fiscal year 2012, ended November 30, 2011.

Marc LeVier, Chief Executive Officer of Texas Rare Earth Resources, commented, “We continue to make considerable progress in advancing the exploration and resource definition efforts at our flagship, heavy rare earth Round Top Project.  Round Top Mountain is a multi-metal deposit, unique in its geologic setting, and a massive host of heavy rare earth elements.  Our drilling activity is progressing well and we recently awarded a contract for a core rig, which we expect to be on site in February.  In anticipation of the core drilling, we have also established a core lab on site to support the geologic characterization analysis and documentation required for a Technical Report/Preliminary Economic Assessment (PEA).”

The Company has completed 61 reverse circulation drill holes for a total footage of approximately 24,000 feet.  Drilling data continues to be incorporated into the geologic model that also contains approximately 82 thousand feet of historical drill data from the mid-1980’s. There are currently two drill rigs in operation.  In February, it is expected that a third drill rig will be added to the project to drill four 5 ½ inch (PQ) diameter core holes.  An additional 36 drill holes are planned for 2012, including a minimum of four PQ core holes and 32 reverse circulation holes.

Assays have been completed for 27 drill holes and continue to confirm the consistent and finely disseminated nature of the rare earth elements grades.  The Company anticipates completing a Technical Report/PEA early in the second quarter.

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Texas Rare Earth Resources Provides Fiscal Year 2012 First Quarter Project and Corporate Update and Review
January 17, 2012

The recently completed Phase I of the metallurgical test program confirmed the simple mineralogy and uniformity of rare earth elements throughout the Rhyolite host rock, which supports the Company’s expectation of low cost production.

Mr. LeVier noted, “In Phase II of our testing we evaluated a number of pre-concentration methods and determined, because of the finely disseminated nature of the rare earth elements throughout the deposit, these would not be effective.  As a result, we believe that froth flotation will be the process of choice and are encouraged by preliminary testing, though we have several variations yet to evaluate.  We are in the preliminary evaluation phase of the flotation testing but encouraging early results have allowed us to narrow our focus. This has allowed us to advance the testing and we are optimistic that this phase of the testing can be completed in the next month.  We continue to strive for simplicity in the reagent scheme being developed, while selectivity appears to be better than expected.  A simpler flotation scheme will obviously provide TRER with a significant competitive cost advantage.”

Future testing will focus on refinement of the concentrate grade and recovery, while optimizing several operating parameters.  The next stage of process development will focus on the extraction (hydrometallurgical) aspects of the process.  Successful leaching tests can demonstrate further potential for favorable low cost production of the heavy rare earth elements.

Financial Review – Fiscal 2012 First Quarter (Quarter Ended November 30, 2011)

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During the fiscal 2012 first quarter, exploration and development expenses for the Round Top project were approximately $1.62 million, compared with approximately $39,000 in the prior year’s quarter.  These expenses were primarily related to costs incurred for our Phase I drilling program and associated support services.

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General and Administrative expenses in the first quarter were approximately $1.22 million. This included approximately $604,000 in non-cash stock based compensation to Directors and Officers.  General and Administrative expenses for the prior year quarter were approximately $1.03 million, which included approximately $970,000 in non-cash stock based compensation to consultants.

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Net loss for the first quarter was approximately $2.83 million, or $0.08 per share, including approximately $604,000 in non-cash stock based compensation to Directors and Officers.  Net loss for the prior year quarter was approximately $1.070 million, or $0.04 per share.

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Cash and cash equivalents at November 30, 2011, were approximately $14.9 million, with a working capital surplus of approximately $14.1 million.  As of January 9, 2012, the Company had approximately $14.65 million in cash and cash equivalents.  The Company believes it has sufficient working capital to execute its operational plans through calendar year 2012.

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Subsequent to the end of fiscal 2012 first quarter, certain investors from our 2009 – 2010 Private Placement exercised warrants into 1,746,875 shares of our common stock.  Proceeds from the exercise of these warrants totaled approximately $1.013 million.

Outlook and Strategy

Texas Rare Earth Resources’ near-term objectives for its Round Top project are to advance the resource exploration and metallurgical process testing sufficiently to support a PEA study to be completed in early 2012.  A Pre-Feasibility Study is targeted for completion in early 2013, with production projected for late 2015 to early 2016, depending on the results and timing of a Feasibility Study.

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Texas Rare Earth Resources Provides Fiscal Year 2012 First Quarter Project and Corporate Update and Review
January 17, 2012

Mr. LeVier concluded, “We believe essential applications for rare earth elements will continue to be identified, and that demand for clean energy and digital devices will continue to increase.  Key to the successful development of projects such as Round Top will be to identify those deposits that can be recovered at the lowest cost possible.  We remain on track to prove out the potential at Round Top, and have ambitious plans for de-risking and advancing this project.  We have set forth an aggressive timeline for the Company, bolstered by a pro-resource regulatory environment, excellent infrastructure and favorable climate conditions.  We believe that our strategic focus on the most critical and highest value heavy rare earth elements will position us to become a highly competitive and secure US- based source of heavy rare earths.”

Teleconference and Webcast

Texas Rare Earth Resources Corp. is hosting a conference call and webcast today at 4:30 p.m. ET.  During the call, management will provide an update on TRER’s strategies, progress, and outlook in advancing its Round Top rare earth minerals project.  A question-and-answer session will follow.

The TRER conference call can be accessed by dialing (201) 689-8562.  The live webcast can be monitored at www.trer.com, where it will be archived afterwards.  A transcript will also be posted, once available.

To listen to the archived call, dial (858) 384-5517, and enter replay pin number 386425.  The replay will be available from 7:30 p.m. ET the day of the teleconference until 11:59 p.m. ET Tuesday, January 24, 2012.

About Texas Rare Earth Resources

Texas Rare Earth Resources Corp.'s primary focus is exploring and developing its Round Top rare earth minerals project.  The Round Top project is located in Hudspeth County, Texas, 85 miles east of El Paso, Texas.  Independently published data indicates the property may contain over 1.0 billion metric tons of Rhyolite host rock containing rare earth minerals with potentially a 70% ratio of heavy to total rare earth minerals.  Prior exploratory work also indicates what the Company believes to be a potentially large, high-grade beryllium mineralization.  Uranium mineralization is also present in the deposit.  The Company’s common stock trades on the OTCQB Market tier under the symbol “TRER.”

For more information on Texas Rare Earth Resources Corp., visit its website at

http://www.texasrareearth.com.

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission (“SEC”) limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. This press release uses the term “resource.”  We advise U.S. investors that while this term is defined in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) - CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (the “CIM Standards”), such term is not recognized by the SEC and is normally not permitted to be used in reports and registration statements filed with the SEC. U.S. Investors are cautioned not to assume that any defined resource would ever be converted into SEC compliant reserves.  Our Round Top rare earth-beryllium-uranium project currently does not contain any known proven or probable ore reserves under SEC reporting standards and our reference above to the metric tons of rhyolite contained at the project is a reference only to estimated in-place tonnage. U.S. investors are urged to consider closely the disclosure in our latest reports and registration statements filed with the SEC. You can review and obtain copies of these filings at http://www.sec.gov/edgar.shtml.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Texas Rare Earth Resources expects or anticipates will or may occur in the future, including such things as the potential development of the Round Top rare earth project, estimates of mineralized material, the potential ratio of heavy to total rare earth minerals present at the Round Top project, the number of metric tons of rhyolite contained at the Round Top project, possible low costs of production, advancement of exploration and resource definition, future mineralogical and metallurgical analysis, future baseline environmental studies, future geological modeling and test table construction, timing for completion of the pre-feasibility study, the preliminary economic assessment, the feasibility study, potential land and permitting efforts, timing for core hole drilling, expected results of Phase II metallurgical testing, the Company’s focus on Europium, Terbium, Dysprosium, Yttrium and Neodymium, future production decisions and timing for anticipated production  and other such similar matters are forward-looking statements.  When used in this press release, the words “potential”, “indicate”, “expect”, “intend”, “hopes,” “believe,” “may,” “will,” “if, “anticipate” and similar expressions are

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Texas Rare Earth Resources Provides Fiscal Year 2012 First Quarter Project and Corporate Update and Review
January 17, 2012

intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Texas Rare Earth Resources to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty of mineralized material estimates, risks relating to completing drilling and metallurgical testing at the Round Top project, risks related to project development determinations, risks related to fluctuations in the price of rare earth minerals, the inherently hazardous nature of mining-related activities, potential effects on Texas Rare Earth Resource’s operations of environmental regulations, risks due to legal proceedings, risks related to uncertainty of being able to raise capital on favorable terms or at all, as well as those factors discussed under the heading “Risk Factors” in Texas Rare Earth Resource’s latest annual report on Form 10-K as filed on November 22, 2011 and other documents filed with the U.S. Securities and Exchange Commission.  Although Texas Rare Earth Resources has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Texas Rare Earth Resources assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

The following financial tables are extracted from the Company’s unaudited quarterly financial statements as filed with the SEC with the Company’s quarterly report on Form 10-Q on January 17, 2012.  You should review the financial statements in conjunction with footnotes notes and management’s discussion and analysis as provided in the Company’s quarterly report on Form 10-Q.  To review TRER’s quarterly report on Form 10-Q for the quarter ended November 30, 2011, including our management’s discussion and analysis, visit any of the following websites: www.sec.gov or trer.com.

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Texas Rare Earth Resources Provides Fiscal Year 2012 First Quarter Project and Corporate Update and Review
January 17, 2012

Texas Rare Earths Resources Corp.
Statements of Operations

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Texas Rare Earth Resources Provides Fiscal Year 2012 First Quarter Project and Corporate Update and Review
January 17, 2012

Texas Rare Earths Resources Corp.
Balance Sheet

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Texas Rare Earth Resources Provides Fiscal Year 2012 First Quarter Project and Corporate Update and Review
January 17, 2012

Texas Rare Earths Resources Corp.
Statement of Cash Flows

Three Months Ended November 30,	
	2011	2010
		(As Restated)
CASH FLOWS FROM OPERATING ACTIVITIES		
Net loss	$ (2,828,238)	$ (1,069,688)
Adjustment to reconcile net loss to net cash used in operating activities:		
Depreciation expense	17,224	1,233
Stock issued for services	19,200	969,600
Stock based compensation	719,774	-
Changes in current assets and liabilities:		
Prepaid expenses and other assets	(22,114)	-
Accounts payable and accrued expenses	279,702	(8,169)
Net cash used in operating activities	(1,814,452)	(107,024)
CASH FLOWS FROM INVESTING ACTIVITIES		
Investment in mineral properties	(235,201)	(10,536)
Purchase of fixed assets	(52,405)	-
Net cash used in investing activities	(287,606)	(10,536)
CASH FLOWS FROM FINANCING ACTIVITIES		
Net proceeds from sale of common stock	-	453,000
Proceeds from exercise of common stock warrants	90,156	328,125
Proceeds from exercise of common stock warrants issued in subsequent period	27,343	-
Net cash provided by financing activities	117,499	781,125
NET CHANGE IN CASH	(1,984,559)	663,565
CASH, BEGINNING OF PERIOD	16,886,066	74,434
CASH, END OF PERIOD	$ 14,901,507	$ 737,999
SUPPLEMENTAL INFORMATION		
Interest paid	$ -	$ 662
Taxes paid	$ -	$ -
Issuance of 75,000 shares of common stock for cash previously received	$ -	$ 750
Issuance of 61,000 shares of common stock for services previously recorded	$ -	$ 610
Issuance of 300,000 shares of common stock for director compensation previously recorded	$ -	$ 3,000

The accompanying notes are an integral part of these financial statements.

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